Exhibit 99.1

Varian to Combine with Siemens Healthineers in $16.4 Billion All-Cash Transaction

Brings Together Highly Complementary Portfolios to Empower Clinicians and Patients in the Fight Against Cancer

Establishes Integrated Platform of End-to-End Oncology Solutions to Address Entire Cancer Care Continuum - from Screening and Diagnosis to Care Delivery and Post-Treatment Survivorship

Creates a Leading Digital Healthcare Platform that Leverages Real-World Evidence and AI, Positioning Combined Company to Favorably Disrupt Oncology Care with Software, Data and Technology

Varian Shareholders to Receive $177.50 per Share in Cash, Representing a 42% Premium

PALO ALTO, Calif., Aug. 2, 2020 /PRNewswire/ -- Varian (NYSE: VAR) today announced that it has entered into a definitive agreement to combine with Siemens Healthineers AG (Frankfurt: SHL) in an all-cash transaction valued at $16.4 billion on a fully diluted basis. Under the terms of the agreement, which has been unanimously approved by Varian's Board of Directors, Siemens Healthineers will acquire all outstanding shares of Varian for $177.50 per share in cash, representing a premium of approximately 42% to the 30-day volume weighted average closing price of Varian's common stock as of July 31, 2020, the last trading day prior to the announcement of the transaction, and a premium of approximately 24% to the closing price of Varian's common stock on July 31, 2020.

The combination will create a multi-disciplinary global healthcare leader with the most comprehensive cancer care portfolio in the industry. The combined company will offer an integrated platform of end-to-end oncology solutions to address the entire continuum of cancer care, from screening and diagnosis to care delivery and post-treatment survivorship. By bringing together the highly complementary diagnostic tools, imaging, radiotherapy and AI capabilities across both companies, Varian and Siemens Healthineers will lead the digital transformation of oncology healthcare, enabling more efficient diagnosis, increased treatment quality and access, personalized precision cancer care, and improved outcomes for millions of patients worldwide.

"Today's announcement represents an important milestone in our company's history, and our Board is confident that this is the right path forward for Varian," said Dow Wilson, President and Chief Executive Officer of Varian. "In addition to delivering immediate and compelling value to our shareholders, the combination with Siemens Healthineers brings us even closer to realizing our transformative vision of a world without fear of cancer. Siemens Healthineers' innovative leadership in detection and diagnosis will extend our ability to serve clinicians and patients from the very first stage in the fight against cancer. And, we will be positioned to transform care for a greater number of patients worldwide."

Wilson continued, "Varian's innovative and patient-centric culture has enabled us to become an iconic leader in radiotherapy and multi-disciplinary cancer care, with a trusted global brand and strong customer loyalty. Siemens Healthineers values our talented and engaged employees and recognizes the strength of the Varian brand, our cutting-edge portfolio, and the relationships we've nurtured. We are thrilled to partner with them to extend our renowned customer care to reach more patients around the world. With Siemens Healthineers, we can accelerate our vision, meaningfully increase our patient care impact and broaden opportunities for our employees as part of a larger and more diversified organization."

Dr. Bernd Montag, CEO of Siemens Healthineers AG said, "With this combination of two leading companies we make two leaps in one step: A leap in the fight against cancer and a leap in our overall impact on healthcare. This decisive moment in the history of our companies means more hope and less uncertainty for patients, an even stronger partner for our customers, and for society more effective and efficient medical care. Together with Varian's outstanding and passionate employees, we will shape the future of healthcare more than ever before."

The transaction is expected to close in the first half of calendar year 2021, subject to approval by Varian shareholders, receipt of regulatory approvals and other customary closing conditions.

Varian has established strong brand recognition, and expects to continue to operate under the Varian name as an independent company within Siemens Healthineers following the completion of the transaction.

Third Quarter Fiscal Year 2020 Financial Results

In a separate press release issued today, Varian announced financial results for its third quarter fiscal year 2020.

Advisors

Goldman Sachs & Co. LLC is serving as exclusive financial advisor to Varian and Wachtell, Lipton, Rosen & Katz is serving as legal counsel.

About Varian

At Varian, we envision a world without fear of cancer. For more than 70 years, we have developed, built and delivered innovative cancer care technologies and solutions for our clinical partners around the globe to help them treat millions of patients each year. With an Intelligent Cancer Care approach, we are harnessing advanced technologies like artificial intelligence, machine learning and data analytics to enhance cancer treatment and expand access to care. Our 10,000 employees across 70 locations keep the patient and our clinical partners at the center of our thinking as we power new victories in cancer care. Because, for cancer patients everywhere, their fight is our fight. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

Additional Information About the Merger and Where to Find It

 This communication relates to the proposed transaction involving Varian. This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the proposed transaction, Varian will file relevant materials with the U.S. Securities and Exchange Commission (the "SEC"), including Varian's proxy statement on Schedule 14A (the "Proxy Statement"). This communication is not a substitute for the Proxy Statement or any other document that Varian may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF VARIAN ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC's website, www.sec.gov, and Varian's website, www.varian.com. In addition, the documents (when available) may be obtained free of charge by directing a request to Investor Relations by email at investors@varian.com or by calling (650) 424-5631.

Participants in the Solicitation

Varian and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Varian's common stock in respect of the proposed transaction. Information about the directors and executive officers of Varian is set forth in the definitive proxy statement for Varian's 2020 Annual Meeting of Stockholders, which was filed with the SEC on December 20, 2019, or its Annual Report on Form 10-K for the year ended September 27, 2019, and in other documents filed by Varian with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Forward-Looking Statements

Except for historical information, this communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning Varian's future orders and the anticipated impact of the COVID-19 pandemic on Varian's business; and any statements using the terms "could," "believe," "expect," "promising," "outlook," "should," "well-positioned," "will" or similar statements are forward-looking statements that involve risks and uncertainties that could cause Varian's actual results to differ materially from those anticipated. Such risks and uncertainties include:  (1) the future impact of the COVID-19 pandemic on Varian's business, including but not limited to, the impact on its workforce, operations, supply chain, demand for products and services, and Varian's financial results and condition; (2) Varian's ability to successfully manage the challenges associated with the COVID-19 pandemic; (3) Varian's ability to achieve expected synergies from acquisitions; (3) risks associated with integrating recent acquisitions; (4) global economic conditions and changes to trends for cancer treatment regionally; (5) currency exchange rates and tax rates; (6) the impact of the Tax Cuts and Jobs Act; (6) the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; (7) recent and potential future tariffs or a global trade war; (8) demand for and delays in delivery of Varian's products; (9) Varian's ability to develop, commercialize and deploy new products; (10) Varian's ability to meet Food and Drug Administration (FDA) and other regulatory requirements, regulations or procedures; (11) changes in regulatory environments; (12) risks associated with Varian providing financing for the construction and start-up operations of particle therapy centers, challenges associated with commercializing Varian's Proton Solutions business; (13) challenges to public tender awards and the loss of such awards or other orders; (14) the effect of adverse publicity; (15) Varian's reliance on sole or limited-source suppliers; (16) Varian's ability to maintain or increase margins; (17) the impact of competitive products and pricing; (18) the potential loss of key distributors or key personnel; (19) challenges related to entering into new business lines; (20) the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement; (21) the failure to obtain the approval of Varian's stockholders, the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the transaction, (22) risks related to disruption of management's attention from Varian's ongoing business operations due to the transaction; (23) the effect of the announcement of the transaction on the ability of Varian to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; (24) the ability to meet expectations regarding the timing and completion of the transaction; and (25) the other risks listed from time to time in Varian's filings with the SEC.  For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to Varian's Annual Report on Form 10-K for the year ended September 27, 2019 and subsequent Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed with the SEC.  Varian assumes no obligation to update or revise the forward-looking statements in this communication because of new information, future events, or otherwise.

Varian Contacts

Investor Relations Contact

Anshul Maheshwari

Vice President, Treasury and Investor Relations

+1 (650) 424-5163

investors@varian.com

Press Contact

Eric Brielmann / Kaitlin Kikalo / Sophie Throsby

Joele Frank, Wilkinson Brimmer Katcher

+ 1 (415) 869-3950 / +1 (212) 355-4449